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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-101304) and Form S-8 (Nos. 333-06130, 333-06054, 333-40727, 333-61573, 033-48411, 033-63638, 033-91074, 333-85383, 333-58922, 333-72014, 333-87810, 333-100114, 333-100115, 333-103323, 333-106487, 333-111131, 333-146431 and 333-153661) of Activision Blizzard, Inc. of our report dated February 29, 2008, except for the effects of the change in accounting principle described in Note 2, as to which the date is November 5, 2008 with respect to the consolidated financial statements and financial statement schedule of Vivendi Games, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

                      /s/ Ernst & Young LLP

Los Angeles, California
February 27, 2009

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  Exhibit 23.2